Exhibit 99.1

For Immediate Release

AROTECH ACQUIRES UEC ELECTRONICS

Company provides post-acquisition guidance for 2014

UEC provides engineering design, product development, rapid prototyping and innovative manufacturing services for military, aerospace and industrial customers

Ann Arbor, Michigan, April 1, 2014 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and homeland security markets, announced today that it has acquired UEC Electronics, LLC, a company based in Hanahan, South Carolina. UEC will be integrated into Arotech’s Battery and Power Systems Division.

UEC develops and manufactures electronic components and subsystems primarily for military, aerospace and industrial customers. UEC specializes in core, proprietary engineering capabilities in highly-demanded solution areas, including: (i) hybrid power generation systems, (ii) smart power subsystems for military vehicles and dismounted applications, and (iii) aircraft and missile systems support for cutting-edge weapons and communications technologies.

UEC’s unique brand of comprehensive service is highly sought-after by customer agencies such as the Marine Corps Systems Command, Space and Naval Warfare Systems Command (SPAWAR), and Tank Automotive Command (TACOM), as well as large prime contractors such as Raytheon, Boeing, Lockheed Martin and BAE Systems.

UEC’s key program areas include the following:

•
UEC supplies the United States Marine Corps (USMC) with its proprietary Ground Renewable Expeditionary Energy Network Systems (GREENS), a renewable power generation, storage and distribution system for troops serving in austere environments;

•	UEC has developed a proprietary Distributed Power Control and Management System (DPCMS) for TACOM and the USMC, to provide electrical system upgrades for military armored vehicle modernization;

•
UEC has developed significant expertise and past performance qualifications in the area of solutions for Command, Control, Communications, Computers Intelligence, Surveillance and Reconnaissance (C4ISR), providing these solutions to, among others, SPAWAR and Raytheon.

The initial acquisition price of UEC under the contract entered into with the seller of UEC consisted of $28.0 million in cash and 775,000 shares of Arotech’s common stock, plus a potential earn-out of $5.5 million over the next two calendar years. On March 31, 2014, the closing price of Arotech’s common stock on the Nasdaq Global Market was $6.22 per share, causing the common stock issued in the acquisition to be valued for accounting purposes at $4.82 million, subject to potential reduction to reflect the fact that the stock being issued in the acquisition is unregistered and not freely tradable. Arotech’s primary bank has funded $22.5 million of the cash requirement ($18.0 million at a 2014 rate of LIBOR plus 3.75% and $4.5 million at a 2014 rate of LIBOR plus 5.5%), which Arotech expects to pay back over the next five years out of its operating cash flow.

Robert S. Ehrlich, Arotech’s Chairman and Chief Executive Officer commented, “UEC is a highly complementary business to our Battery and Power Systems Division. The combination opens up many new market opportunities for us as a combined entity. UEC brings us significant electronic engineering and manufacturing skills which combines very well with our expertise in military and commercial grade battery technology and management systems. In addition, we see very strong sales and marketing synergies as well as the potential to make efficient use of shared resources.”

Continued Mr. Ehrlich, “I expect the combination of Arotech and UEC to be very much greater than the sum of its parts and I believe this acquisition should lead to significant growth for Arotech over the coming years.”

Rebecca Ufkes, UEC’s President, stated, “This combination is a logical progression to support UEC’s strong organic growth. This strategic alignment will provide UEC with access to capital required to scale our existing infrastructure for larger programs and requirements, as well as to increase distribution channels for UEC OEM products. Arotech is an innovative and agile corporation with a strong technical team and an unwavering commitment to engineering development and manufacturing excellence. Our company visions and cultures are very much aligned and create a model for collaboration and success.”

Guidance for 2014

For the full year 2014, including UEC’s results for the last nine months of 2014, Arotech expects revenues to be between $117 million and $123 million, and EBITDA to be in the range of between $8.0 million and $8.5 million.

The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will be hosting a conference call later today, Tuesday, April 1, 2014 at 11:00 a.m. ET to discuss the UEC acquisition as well as its full year 2013 financial results and 2014 guidance. Those wishing to access the conference call should dial:

1-888-668-9141 (U.S.) or +1- 347-293-1926 (international).

For those unable to participate, the teleconference will be available for replay on Arotech’s website at http://www.arotech.com/ beginning 24 hours after the call.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan, South Carolina and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts: Ehud Helft & Kenny Green GK Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.